Exhibit 99.0

For Immediate Release	Contacts:	News Media	Securities Analysts
		Jules Andres 310-252-3529 Jules.Andres@mattel.com	Mike Salop 310-252-2703 Mike.Salop@mattel.com

Mattel Announces Additional $250 Million Share Repurchase Authorization

EL SEGUNDO, Calif., May 17, 2007—Mattel, Inc. [NYSE:MAT] announced today that the Mattel Board of Directors has authorized the company to increase its previously announced share repurchase program by an additional $250 million. Repurchases will take place from time to time, depending on market conditions.

The share repurchase program is one component of the company’s capital and investment framework, which was announced in February 2003. Under this program, Mattel has repurchased 68.1 million shares of common stock for an aggregate of $1.2 billion.

About Mattel: Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. Mattel is recognized as one of the 100 Most Trustworthy U.S. Companies by Forbes Magazine and is ranked among the 100 Best Corporate Citizens by CRO Magazine. Committed to ethical manufacturing practices, Mattel marks a 10-year milestone in 2007 for its ever-evolving Global Manufacturing Principles and focus on sustainable business practices. With global headquarters in El Segundo, Calif., Mattel employs more than 30,000 people in 43 countries and territories and sells products in more than 150 nations. Mattel’s vision is to be the world’s premier toy brands — today and tomorrow.

###

Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition (including from sellers of a broad range of play products including video games and consoles, consumer electronics, and retailers’ private label products) on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; the possibility of product recalls and related costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS, bird flu, or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about anticipated share repurchases and the timing of such repurchases. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.